Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

Ormat Technologies Reports 2013 Third Quarter Results

Electricity revenues increased 14.7% to $89.0 million

Company raised revenue guidance for 2013

RENO, Nevada, November 5, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter of 2013.

Quarterly financial highlights compared to the same quarter last year:

●	Electricity revenue increased by 14.7% to $89.0 million;
●	Gross margin grew 75 basis points to 30.4%;
●	Operating income reached $29.8 million compared to $12.1 million;
●	Net income attributable to the Company’s shareholders was $13.0 million or $0.28 per share, compared to a net loss of $0.6 million or $0.01 per share;
●	Adjusted EBITDA grew 25.0% to $60.3 million; and
●	Declared dividend of $0.04 per share

Operational highlights and recent developments:

●	Increased electricity generation by 5.0% to 985,531 MWh, driven by new capacity coming on line at Olkaria III Plant 2 in Kenya, and increased generation at the McGuiness Hills plant;
●	Successfully completed the world’s largest binary geothermal plant, the 100 MW Ngatamariki in New Zealand, under a $142.0 million EPC contract;
●

Secured a 10-year Power Purchase Agreement (PPA) with the Southern California Public Power Authority to supply power from the Heber 1 geothermal plant in California beginning December 16, 2015. The new PPA replaces the Standard Offer Contract No. 4 (SO#4), which is tied to natural gas prices, with fixed-price contract at a higher rate;

●	Entered into a joint development agreement with eBay to develop a 5 MW recovered energy generation power plant in Utah to supply cleaner electricity to eBay’s new data center; and
●	Signed an agreement for a greenfield development of the Hu’u Dompu geothermal prospect in Indonesia

Dita Bronicki, Chief Executive Officer of Ormat, stated: “During the third quarter, we continued to deliver strong financial and operational results. In the electricity segment, we benefitted from the first full quarter of commercial operation of the Olkaria III Plant 2 in Kenya, which helped drive a 5.0% increase in generation. In addition, gross margin increased in the electricity segment to 31.1% due to the contribution of the new plants added to our portfolio in the past two years and to our continued focus on improving operational efficiencies at our existing plants. Looking ahead, we are poised to continue these positive trends and we aim to bring new capacity on line and replace legacy PPAs with more favorable agreements.”

“A substantial milestone in the product segment is the completion of the 100MW Ngatamariki geothermal power plant.  The completion of the plant in less than 24 months from the award with generation at 104% of its designed output is a further testament to our execution capability and the suitability of our technology to large geothermal facilities. Looking forward, our backlog remains strong as we secured new orders in the third quarter 2013 and stands at approximately $173.0 million with more than $120.0 million expected to be recognized in 2014.”

Ms. Bronicki concluded, “We are raising our 2013 guidance and expect total revenue to be between $525.0 million to $535.0 million with electricity segment revenues to be approximately $330.0 million and product segment revenues to be between $195.0 million and $205.0 million.”

Financial Summary

For the three months ended September 30, 2013, total revenues reached $130.7 million from $132.3 million in the third quarter of 2012 a decrease of 1.2%.  Electricity revenues increased 14.7% to $89.0 million from $77.6 million in the three months ended September 30, 2012. Product revenues decreased 23.6% to $41.8 million from $54.7 million in the three months ended September 30, 2012.

Operating income for the three months ended September 30, 2013 was $29.8 million, compared to $12.1 million for the three months ended September 30, 2012. Third quarter 2012 results included a $7.3 million impairment loss related to the OREG 4 recovered energy generation power plant.

For the three months ended September 30, 2013, the Company reported net income attributable to the Company’s shareholders of $13.0 million or $0.28 per share (diluted), compared to net loss of $0.6 million or $0.01 per share (diluted) for the three months ended September 30, 2012.

Adjusted EBITDA for the three months ended September 30, 2013 was $60.3 million, compared to $48.2 million for the three months ended September 30, 2012 an increase of 25.0%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $32.2 million in the nine months ended September 30, 2013, compared to $62.4 million in the nine months ended September 30, 2012.

On November 5, 2013, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.04 per share pursuant to the Company’s dividend policy, which targets an annual payoff ratio of at least 20% of the Company’s net income. The dividend will be paid on December 4, 2013 to shareholders of record as of closing of business on November 20, 2013.

As of September 30, 2013 cash, cash equivalents were $35.4 million. In addition, as of September 30, 2013, the company had $145.2 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. EST on Wednesday, November 6, 2013.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has over 500 employees in the United States and about 600 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio of 595 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Nine and Three-Month Periods Ended September 30, 2013 and 2012

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$88,994	$77,612	$245,005	$238,837
Product	41,755	54,685	157,329	149,616
Total revenues	130,749	132,297	402,334	388,453
Cost of revenues:
Electricity	61,356	59,924	175,085	172,785
Product	29,637	42,130	110,335	108,575
Total cost of revenues	90,993	102,054	285,420	281,360
Gross margin	39,756	30,243	116,914	107,093
Operating expenses:
Research and development expenses	838	1,436	3,446	3,948
Selling and marketing expenses	2,575	3,346	17,861	12,752
General and administrative expenses	6,546	6,132	20,264	20,163
Impairment charge		7,264	—	7,264
Write-off of unsuccessful exploration activities	—	—	—	1,919
Operating income	29,797	12,065	75,343	61,047
Other income (expense):
Interest income	742	280	870	1,004
Interest expense, net	(18,459)	(15,400)	(51,826)	(44,541)
Foreign currency translation and transaction gains (losses)	1,258	615	3,844	(1,127)
Income attributable to sale of tax benefits	5,027	2,311	14,342	7,417
Other non-operating expense, net	137	215	1,583	344
Income before income taxes and equity in
losses of investees	18,502	86	44,156	24,144
* Income tax provision	(5,201)	(1,088)	(15,028)	(10,148)
Equity in losses of investees, net	(158)	(1,245)	(149)	(1,542)
Income (loss) from continuing operations	13,143	(2,247)	28,979	12,454
Discontinued operations:
Income from discontinued operations (including gain on disposal of $3,646,
$0, $3,646 and $0, respectively)	—	2,123	5,311	4,875
Income tax provision	—	(391)	(614)	(1,097)
Total income from discontinued operations	—	1,732	4,697	3,778

* Net income (loss)	13,143	(515)	33,676	16,232
Net income attributable to noncontrolling interest	(193)	(67)	(600)	(278)
Net income (loss) attributable to the Company's stockholders	$12,950	$(582)	$33,076	$15,954

Earnings (losses) per share attributable to the Company's stockholders:
Basic:
Income (loss) from continuing operations	$0.29	$(0.05)	$0.62	$0.27
Discontinued operations	-	0.04	0.10	0.08
Net Income (loss)	$0.29	$(0.01)	$0.72	$0.35

Diluted:
Income (loss) from continuing operations	$0.28	$(0.05)	$0.62	$0.27
Discontinued operations	-	0.04	0.10	0.08
Net Income (loss)	$0.28	$(0.01)	$0.72	$0.35

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,438	45,431	45,433	45,431
Diluted	45,494	45,431	45,454	45,438

* The "income tax provision" for the nine months ended September 30 2013 includes a correction of $3.1 million (increase) for the three-month period ended March 31, 2013 previously reported by the Company, and a corresponding reduction in net income.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2013 and December 31, 2012

(Unaudited)

	September 30, 2013	December 31, 2012
		As Revised
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$35,435	$66,628
Short-term bank deposit	—	3,010
Restricted cash, cash equivalents and marketable securities	84,197	76,537
Receivables:
Trade	60,526	55,680
Related entity	442	373
Other	24,643	8,632
Due from Parent	373	311
Inventories	20,396	20,669
Costs and estimated earnings in excess of billings on uncompleted contracts	36,201	9,613
Deferred income taxes	162	637
Prepaid expenses and other	36,724	34,144
Total current assets	299,099	276,234
Unconsolidated investments	5,419	2,591
Deposits and other	31,110	36,187
Deferred income taxes	15,966	21,283
Deferred charges	34,635	35,351
Property, plant and equipment, net	1,383,353	1,252,873
Construction-in-process	335,915	396,141
Deferred financing and lease costs, net	29,806	31,371
Intangible assets, net	33,032	35,492
Total assets	$2,168,335	$2,087,523
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,751	$98,001
Deferred income taxes	20,428	20,392
Billings in excess of costs and estimated earnings on uncompleted contracts	12,708	25,408
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	30,059	28,231
Other loans	18,288	11,453
Full recourse	28,875	28,649
Total current liabilities	194,109	212,134
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	286,786	312,926
Other loans	272,710	242,815
Full recourse:
Senior unsecured bonds	250,674	250,904
Other loans	64,414	82,344
Revolving credit lines with banks (full recourse)	123,288	73,606
Liability associated with sale of tax benefits	65,402	51,126
Deferred lease income	64,217	66,398
Deferred income taxes	52,233	45,059
Liability for unrecognized tax benefits	8,878	7,280
Liabilities for severance pay	23,642	22,887
Asset retirement obligation	20,436	19,289
Other long-term liabilities	4,576	5,148
Total liabilities	1,431,365	1,391,916

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	737,125	732,140
Retained earnings	(13,066)	(44,326)
Accumulated other comprehensive income	527	651
	724,632	688,511
Noncontrolling interest	12,338	7,096
Total equity	736,970	695,607
Total liabilities and equity	$2,168,335	$2,087,523

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Nine and Three-Month Periods Ended September 30, 2013 and 2012

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the nine and three-month periods ended September 30, 2013 and 2012:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$12,276	$(9,695)	$32,226	$62,384
Adjusted for:
Interest expense, net (excluding amortization
of deferred financing costs)	17,405	14,202	47,367	40,931
Interest income	(742)	(280)	(870)	(1,004)
Income tax provision	5,201	1,479	15,642	11,245
Adjustments to reconcile net income or loss to net cash
provided by operating activities (excluding
depreciation and amortization)	26,115	35,236	72,361	29,661
EBITDA	$60,255	$40,942	$166,726	$143,217

Impairment charge	—	7,264	—	7,264
Termination fee	—	—	8,979	—
Adjusted EBITDA	$60,255	$48,206	$175,705	$150,481
Net cash provided by (used in) investing activities	$(25,029)	$13,417	$(128,198)	$(53,611)
Net cash provided by (used in) financing activities	$19,295	$(32,882)	$64,779	$(71,135)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

	(in thousands)		(in thousands)
Net income (loss)	$13,143	$(515)	$33,676	$16,232
Adjusted for:
Interest expense, net (including amortization
of deferred financing costs)	17,717	15,120	50,956	43,537
Income tax provision	5,201	1,479	15,642	11,245
Depreciation and amortization	24,194	24,858	66,452	72,203
EBITDA	$60,255	$40,942	$166,726	$143,217

Impairment charge	—	7,264	—	7,264
Termination fee	—	—	8,979	—
Adjusted EBITDA	$60,255	$48,206	$175,705	$150,481